INITIAL CAPITAL AGREEMENT


                                                                  April __, 2005


Board of Trustees of
The Destination Funds
1277 Treat Boulevard, # 200
Walnut Creek, California 94597


Ladies and Gentlemen:

     The undersigned hereby subscribes for 10,000 Shares of Beneficial Interest, no par value, of the Destination Select Equity Fund, a series of The Destination Funds, an Ohio business trust, at $10.00 per share for an aggregate purchase price of $100,000. Our payment in full is confirmed.

     The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.


                                              Very truly yours,

                                              [NAME OF SUBSCRIBOR]

                                              By:  __________________________





Confirmed and Accepted:

THE DESTINATION FUNDS

By:  __________________________